Exhibit 10.1









                              HANNAFORD BROS. CO.
                          DEFERRED COMPENSATION PLAN
                                FOR OFFICERS

                           EFFECTIVE JANUARY 1, 1998

                             PREAMBLE

     The purpose of the Hannaford Bros. Co. Deferred Compensation Plan for Officers (formerly the Hannaford Bros. Co. Deferred Compensation Plan) is to permit a select group of management employees to defer a portion of their base salary, annual incentive compensation, or both, as hereinafter set forth.


                             ARTICLE I
                            DEFINITIONS

   1.1 "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

   1.2  "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.3 "Committee" shall mean the committee appointed by the Human Resources Committee of the Board to administer the Savings and Investment Plan.

   1.4  "Company" shall mean Hannaford Bros. Co.

   1.5 "Effective Date" shall mean January 1, 1998, with respect to this amendment and restatement.

   1.6 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   1.7 "Participant" shall mean an officer of the Company who is a vice president or a more senior officer.

   1.8 "Plan" shall mean the Hannaford Bros Co. Deferred Compensation Plan for Officers set forth herein and hereafter amended.

   1.9  "Plan Year" shall mean the calendar year.


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                               ARTICLE II
                         Deferred Compensation

   2.1 DEFERRAL ELECTION. Participants may elect to defer, in accordance with the terms of this Plan, a specified portion of their base salary, incentive compensation awarded under the Hannaford Bros. Co. Annual Incentive Plan, or both.

   Once each Plan year a Participant may at any time elect to defer base salary payable for services to be performed after the date of the deferral election. At the same time a Participant may elect to defer annual incentive compensation payable for services to be performed after the date of the deferral election. An election to defer shall be made by executing and delivering to the Committee a deferred compensation agreement, in the form prescribed by the Committee. An election to defer shall continue in effect until the Participant terminates the election or ceases to be a Participant.

   A deferral election may not be modified within a Plan Year. A Participant may make a new deferral election on or before December 31 of any year to increase or decrease the amount to be deferred during the following Plan Year and succeeding Plan Years. A participant may terminate an election to defer base salary at any time by providing to the Committee such written, telephonic or electronic notice of termination as the Committee may prescribe. Such notice shall specify the effective date, and deferrals shall cease as soon as practicable thereafter. Such notice shall not be effective with regard to amounts previously deferred. At the same time and in the same manner a Participant may terminate an election to defer annual incentive compensation, and no annual incentive compensation earned for services performed thereafter shall be deferred. Such notice shall not be effective with regard to annual incentive compensation earned for services performed before said effective date that is subject to a deferral election. If a Participant ceases to be a member of a select group of management or highly compensated employees, within the meaning of ERISA, his or her deferral election shall terminate, provided that the loss of such status shall not cause amounts previously deferred to become payable.

   2.2 ACCOUNTS. The Company shall establish a "Deferred Compensation Account" for each Participant who makes a deferral election, and shall adjust such account as follows:

       (a) At the end of each calendar month, credit the account with the amount deferred by the Participant during such month; and

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       (b)  As of the first day of each calendar month:

           (i) Debit the account by the amount, if any, paid to the Participant or his or her beneficiary during the preceding calendar month in accordance with the terms hereof; and

          (ii) Credit the account with interest on the balance as of the first day of the preceding month, at the rate paid on ten-year U.S. Treasury notes on the first day of the calendar year in which the interest is to be credited, or at such other rate as is prescribed in a deferred compensation agreement and approved by the Human Resources Committee of the Board.


                                 ARTICLE III
                                DISTRIBUTIONS

   3.1 FORM AND TIME. A Participant's Deferred Compensation Account shall be distributed in cash in the form of a lump sum, annual installments over a period not exceeding ten (10) years, or such other form specified in a deferred compensation agreement and approved by the Human Resources Committee of the Board. Unless distribution is made prior to termination of employment, payment shall be made or commence to the Participant as soon as practicable following termination of employment and not later than the last business day of the calendar month following the month in which the Participant terminates employment, or January 31 of the calendar year following the calendar year in which the Participant terminates employment. Each Participant shall elect the form and time of payment in each deferred compensation agreement he or she executes pursuant to Section 2.1, and such election shall apply to all amounts deferred pursuant to such agreement. A Participant may elect to receive a distribution as of January 31 of any calendar year prior to termination of employment, provided that such date is at least twelve (12) months after the date amounts are first deferred under the deferred compensation agreement. For purposes of this Plan, a termination of employment occurs on the date a Participant ceases to be employed by the Company or one of its subsidiaries and is no longer employed by any of them.

   In the event of a Participant's death, his or her Deferred Compensation Account shall be distributed to his or her designated beneficiary in a form described in the preceding paragraph. Payment of death benefits shall be made or commence as soon as practicable following a Participant's death and not later than the last business day of the calendar month following the month in which the Participant dies. If payment had commenced prior to the Participant's death, payment shall continue in accordance with the form of payment then in effect.

   Except as provided in Section 3.2, distribution shall be made under this Plan only on account of a Participant's retirement, death, or other termination of service, and no loans to Participants shall be permitted.

   3.2 ACCELERATION BY COMMITTEE. In the event a Participant suffers a severe financial hardship as a result of an unforeseeable emergency, the Committee may, in its discretion, accelerate payment of the Participant's Deferred Compensation Account to the extent necessary to eliminate such hardship. An "unforeseeable emergency" means a sudden and unexpected illness, accident, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

   3.3 DESIGNATION OF BENEFICIARY. Each Participant may from time to time, by completing and signing a form furnished by the Committee, designate any person or persons (who may be designated concurrently, contingently or successively), the Participant's estate or any trust or trusts created by the Participant to receive amounts which are payable under this Plan to the Participant's designated beneficiary or beneficiaries. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Committee. If a Participant fails to designate a beneficiary or if a beneficiary dies before the date of such Participant's death and no contingent beneficiary has been designated, then the amounts which are payable as aforesaid shall be paid to his or her estate. If payment of benefits to a beneficiary commences and such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries, if any, designated by the Participant, otherwise to the beneficiary's estate.


                                  ARTICLE IV
                                ADMINISTRATION

   4.1 ADMINISTRATIVE COMMITTEE. The Committee shall have complete discretionary authority to control and manage the operation and administration of the Plan and to construe Plan provisions. Subject to the provisions of the Plan, the Committee from time to time may establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

   4.2 ACTION BY COMMITTEE. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Any member of the Committee may

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 participate in a meeting of the Committee through conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other. Any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

   4.3 DELEGATION. The Committee may authorize one or more of its members to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. The Committee may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

   4.4 CLAIMS PROCEDURE. If an application for a benefit ("claim") is denied by the Committee, the Committee shall give written notice of such denial to the applicant, by certified or registered mail, within 90 days after the claim was filed with the Committee; provided, however, that such 90-day period may be extended to 180 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the claim. Such denial shall set forth:

       (a)  the specific reason or reasons for the denial;

       (b)  the specific Plan provisions on which the denial is based;

       (c) any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

       (d)  an explanation of the Plan's claim review procedure.

 Following receipt of such denial, the applicant or his or her duly authorized representative may:

       (a) request a review of the denial by filing a written application for review with the Committee within 60 days after receipt by the applicant of such denial;

       (b) review documents pertinent to the claim at such reasonable time and location as shall be mutually agreeable to the applicant and the Committee; and

       (c) submit issues and comments in writing to the Committee relating to its review of the claim.

   The Committee shall, after consideration of the application for review, render a decision and shall give written notice thereof to the applicant, by certified or registered mail, within 60 days after receipt by the Committee of the application for review; provided, however, that such 60-day period may be extended to 120 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the application for review. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

   4.5 INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company.


                                 ARTICLE V
                               Miscellaneous

   5.1 AMENDMENT AND TERMINATION OF PLAN. The Company, through the Human Resources Committee of the Board, may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall affect the right of any Participant or his or her surviving spouse or designated beneficiary to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment.

   5.2 EMPLOYEE STATUS. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company or any other right not expressly provided for herein, nor shall the existence of this Plan impair the right of the Company to discharge or otherwise deal with a Participant.

   5.3 FUNDING. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes the Company's mere promise to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company.

   5.4 ASSIGNMENT. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, claims of creditors, attachment, or encumbrance of any kind.

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   5.5  TAXES.  Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made; provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.

   5.6 PLAN DOCUMENTS. Each Participant shall receive a copy of this Plan and the Committee shall make available for inspection by the Participant a copy of any rules and regulations adopted by the Committee in administering the Plan.

   5.7 GOVERNING LAW. This Plan is established under and shall be construed according to the laws of the State of Maine, except to the extent such laws may be preempted by ERISA.

   IN WITNESS WHEREOF, Hannaford Bros. Co. has caused this document to be
 executed by its duly authorized officer on this                day of
                          , 1997.

                                         HANNAFORD BROS. CO.


                                         By:
                                            Its